Exhibit 10.19

Openwave Systems Inc.

Fiscal Year (FY) 2010

Executive Corporate Incentive Plan (CIP)

1. Plan Objective	2
2. Plan Funding	2
3. Performance Periods	2
4. Incentive Compensation Payout Calculation	2
5. Calculation Example	3
6. Plan Administration	3
6.1 Eligibility	3
6.2 Eligible Earnings	3
6.3 Transfers between CIP and other Company incentive compensation plans	3
6.4 Terminations	3
6.5 Payout Timing	4
6.6 Deductions	4
6.7 Reservation of Right to Amend the CIP	4
6.8 Employment at Openwave	4
6.9 Conflict With Local Law	4
6.10 Key Contacts	4
7 FAQs	5

Openwave Systems Inc. Confidential	Executive CIP FY2010	Page 1 of 5

Openwave Systems Inc.

Fiscal Year (FY) 2010

Executive Corporate Incentive Plan (CIP)

1. Plan Objective

The primary objective of Openwave’s Executive Corporate Incentive Plan (CIP) is to incent its Executives to lead the Company to greater profitability and success. Openwave is committed to sharing its success directly with the Executives who make it possible, and the CIP will reward Executives when the Company achieves certain financial objectives. Openwave believes its financial targets are most likely to be achieved when all of its Executives work together to lead and manage the organization, and that such teamwork will be a natural result of the CIP.

2. Plan Funding

The CIP is an incentive plan, which will be funded only if the Company achieves certain financial and profitability objectives. These objectives are set out below in Section 4, and they are based upon the combined performance of all functional units within the Company

3. Performance Periods

The Performance Periods under the FY2010 CIP are:

•	First half FY2010: July 1, 2009 through December 31, 2009

•	Second half FY2010: January 1, 2010 through June 30 2010

4. Incentive Compensation Payout Calculation

Actual Eligible Base Pay Earnings (for the Performance Period)	X	Target Incentive %	X	Company Performance Modifier	=	Payout

Where:

•	Actual Eligible Base Pay Earnings refer to the actual gross base pay earnings for each Participant during the Performance Period.

•	Target Incentive % - Each Participant is assigned a Target Incentive percentage, and his/her target incentive pay equals his/her Actual Eligible Base Pay Earnings x his/her Target Incentive %.

•	Company Performance Modifier

The Company’s performance against its financial objectives is reflected in the Company Performance Modifier, which is measured by year to date performance against the Company’s Operating Profit and Bookings targets as approved by the Board of Directors in connection with its approval of the Company’s Fiscal 2010 Operating Plan. Notwithstanding the foregoing, the Company’s Operating Profit and Bookings targets shall be properly adjusted by the Compensation Committee upon the completion of a merger or an acquisition to adequately reflect the impact of such merger or acquisition on the Company’s Operating Profit and Bookings targets, as well as its impact on the application of the Company Performance Modifier. The maximum Company Performance Modifier is 150%. The Company Performance Modifier is determined as follows:

Average of YTD Bookings Achievement % and YTD Operating Profit* Achievement %	<80%	80%	90%	100%	110%	125%
Company Performance Modifier	0%	50%	75%	100%	120%	150%

*	Bookings Achievement is determined based on “net” Bookings year to date, which is the total Bookings amount entered into Cognos during that period, less the amount of any transactions that are debooked by Finance during that period (whether such transactions occurred prior to or during that Performance Period)
**	Operating Profit is determined on a non-GAAP basis before CIP payout

Openwave Systems Inc. Confidential	Executive CIP FY2010	Page 2 of 5

Openwave Systems Inc.

Fiscal Year (FY) 2010

Executive Corporate Incentive Plan (CIP)

Note:

(i)	The Company Performance Modifier will not exceed 100% unless Openwave is profitable at non GAAP net income level for the Performance Period (with the accelerated CIP payouts included).

(ii)	For Company performance falling within the ranges contained in the achievement table above, the Company Performance Modifier will be determined as follows:

80%-100% achievement—the Company Performance Modifier will increase 2.5 percent for each additional percentage point of achievement (for example, if achievement is 92%, the Company Performance Modifier will be 80%); and

101%-125% achievement= the Company Performance Modifier will increase 2.0 percent for each additional percentage point of achievement (for example, if achievement is 108%, the Company Performance Modifier will be 116%).

5. Calculation Example

Participant	Actual Eligible Base Pay Earnings for the Performance Period (H1)	Job/Level	Target Incentive %	Target Incentive Amount	Company Performance Modifier	Actual Half Year Payout to Participant
Executive 1	$75,000	Vice President	35% (for Level H)	$26,250	105%	$27,562.50

6. Plan Administration

6.1 Eligibility

An employee will not be eligible to be a participant in the CIP (“Participant”) unless all of the following apply:

•	He/she is not a Participant under any other Openwave incentive compensation plan;

•	He/she is employed at a Vice President or higher level, or equivalent level;

•	He/she was hired by the Company on or before the last BUSINESS day of the second month of the applicable Performance Period;

•	He/she is actively employed by the Company at the end of the applicable Performance Period (employed on the last BUSINESS day of the Performance Period);

•	He/she is not on a Performance Improvement Plan at any time during the Performance Period; and

•	He/she has executed the Company’s updated CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT on or prior to the last BUSINESS day of the Performance Period.

6.2 Eligible Earnings

Each Participant’s CIP payout opportunity is a percentage of the Participant’s Actual Eligible Base Pay Earnings while employed in a CIP-eligible position during the Performance Period.

6.3 Transfers between CIP and other Company incentive compensation plans

Employees whose job change results in a change of plan eligibility (e.g. employee moving to/from the CIP to another Company incentive/sales compensation plan or vice versa) will be eligible for a CIP payout based on their Actual Eligible Base Pay Earnings during the portion of the Performance Period that they worked in a CIP eligible job.

6.4 Terminations

Participants will not be eligible for a CIP payout if their employment is terminated for any reason (including but not limited to, voluntary resignation, reduction in force, or termination for performance or other reasons) before the last BUSINESS day of the applicable Performance Period (e.g. before December 31, 2009, June 30, 2010; if the last BUSINESS day of a Performance Period is a Company recognized holiday, then the day before.)

Openwave Systems Inc. Confidential	Executive CIP FY2010	Page 3 of 5

Openwave Systems Inc.

Fiscal Year (FY) 2010

Executive Corporate Incentive Plan (CIP)

Exception: If a Participant is terminated during a Performance Period and is thereafter rehired during the same Performance Period, the Participant will be credited with prior service and will be eligible for a CIP payout based on his/her Actual Eligible Base Pay Earnings during the Performance Period.

6.5 Payout Timing

CIP payouts typically occur no later than 2 months after the end of the applicable Performance Period.

In the event that a Participant dies during a Performance Period or prior to the CIP payout date, the Participant’s beneficiary or estate will be entitled to the payout, if any, that would have been made to the Participant.

6.6 Deductions

Local, state and federal tax and other withholding will apply to all CIP payouts at the supplemental tax rate, as well as any other individual employee elections for deductions.

6.7 Reservation of Right to Amend the CIP

Openwave reserves the right to modify, amend, and/or terminate the CIP at any time and for any reason. No amendment, modification, or termination of the CIP shall be effective without written confirmation by the Company’s CEO or his/her designee. Any oral amendment, modification, or termination of the CIP shall not be effective or binding on the Company, and cannot/should not be relied upon by any Participant.

6.8 Employment at Openwave

Nothing in this CIP creates or is intended to create a promise or representation of continued employment or an expectation that any amount of compensation referred to in the CIP will be earned by or due to Participants. All employment with the Company is “at will” and may be terminated by a Participant or the Company at any time, with or without cause or notice.

6.9 Conflict With Local Law

To the extent that any provision of the CIP conflicts with local law in any jurisdiction outside the United States, the CIP will be interpreted and applied in a manner that complies with local law for the Participants in such jurisdiction(s).

6.10 Key Contacts

If you have any questions regarding this plan, please contact your manager or HR Business Partner.

Openwave Systems Inc. Confidential	Executive CIP FY2010	Page 4 of 5

Openwave Systems Inc.

Fiscal Year (FY) 2010

Executive Corporate Incentive Plan (CIP)

7 FAQs

Q:	My eligible earnings are less then my half yearly salary? Why?

A:	There may be several reasons for that. The following events will affect your Actual Eligible Base Pay Earnings:

•	Unpaid Leave of Absence

•	Hire date after the beginning of the Performance Period

•	Transfer into a non-CIP eligible position (from or to a position covered by the Sales Incentive or other variable pay plans)

If you believe that your Actual Eligible Base Pay Earnings are incorrectly calculated, please login and check your payroll via Payroll Workcenter (US employees only - http://workcenter.probusiness.com/) and/or check with your payroll contacts in your respective country. The following earnings codes are included in the Actual Eligible Base Pay Earnings calculation: Salary, Regular, Hourly, Unpaid (usually a negative number that will reduce your earnings), Retro, Vacation, Holiday and FloatHol. Please contact your HR Business Partner if any corrections need to be made.

Q:	Does an Executive’s personal performance affect the size of the incentive payout?

A:	Our financial targets can be achieved when all Executives lead and manage the organization and work together as a team. Individual performance evaluations will not change or affect the CIP payout, which is solely a function of the Company performance factors described above.

Q:	When will CIP payouts occur?

A:	If earned under the terms of the CIP, payouts will typically occur within two months following the end of the Performance Period.

Q:	What happens if an employee changes jobs within the Company during the CIP Performance Period?

A:	If the job change is into a non-CIP position, the Participant’s CIP payout will be based on his/her Actual Eligible Base Pay Earnings during the portion of the Performance Period that he/she was in a CIP eligible position. If the job change results in a job framework level change, the applicable Target Incentive % will be based on the job framework level at the end of the Performance Period.

Q:	What exactly does non-GAAP mean?

A:	Openwave publicly reports its financial information in accordance with US Generally Accepted Accounting Principles (GAAP). To facilitate easier comparison of the company's operating performance, Openwave also presents financial information that may be considered “non-GAAP financial measures”. The items that are classified as “non-GAAP financial measures” are non-operating in nature or non-recurring one-offs.

Q:	Why are the “accelerators” for achievement over 100% only applied when Openwave is profitable at non-GAAP net income levels?

A:	The reason we need to use the non-GAAP measures is to ensure that the Company is profitable before we pay out on the multipliers (i.e., we take out non-operating in nature or non-recurring one-offs).

Openwave Systems Inc. Confidential	Executive CIP FY2010	Page 5 of 5